Exhibit 3.10

CERTIFICATE OF ELIMINATION

of

SERIES F PREFERRED STOCK

of

PLUS THERAPEUTICS, INC.

Pursuant to Section 151(g) of the Delaware General Corporation Law

Plus Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of one share of preferred stock, par value $0.001 per share, of the Corporation designated as Series F Preferred Stock (the “Series F Preferred Stock”), subject to the Certificate of Designation of Series F Preferred Stock (the “Certificate of Designation”), as filed with the Secretary of State of the State of Delaware on March 3, 2023.

SECOND: That the authorized share of the Series F Preferred Stock is not outstanding and will not be issued by the Corporation pursuant to the Certificate of Designation.

THIRD: That pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, on October 24, 2024, the Board duly adopted the following resolutions by unanimous written consent, approving the elimination of the Series F Preferred Stock:

WHEREAS, the Board previously adopted resolutions creating and authorizing a series of preferred stock designated as Series F Preferred Stock, subject to the Certificate of Designation, as filed with the Secretary of State of the State of Delaware on March 3, 2023;

WHEREAS, there are no shares of Series F Preferred Stock outstanding; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to eliminate the Series F Preferred Stock (the “Elimination”).

NOW, THEREFORE, BE IT RESOLVED, that the Elimination hereby is authorized, approved, and adopted in all respects; and

FURTHER RESOLVED, that the Chief Executive Officer and Chief Financial Officer of the Corporation are, and each hereby is, authorized by and on behalf of the Corporation to prepare, execute, and deliver to the Secretary of State of the State of Delaware a Certificate of Elimination as required by the DGCL in order to effect the Elimination, and any and all additional documents required to be filed therewith.

FOURTH: That, in accordance with Section 151(g) of the DGCL, the Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series F Preferred Stock.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed and subscribed this Certificate of Elimination and does affirm the foregoing as true under the penalties of perjury on this [●]th day of November 2024.

PLUS THERAPEUTICS, INC.

By: /s/ Marc H. Hedrick

Name: Marc H. Hedrick, M.D.

Title: President and Chief Executive Officer